Exhibit 7.1


                       CABLE SYSTEMS ACQUISITION AGREEMENT

           THIS CABLE SYSTEMS ACQUISITION AGREEMENT (the "Agreement") is made and entered into effective August 1, 2004, by and between Multiband Corporation, a Minnesota corporation (the "Buyer"), and 21st Century Satellite Communications, Inc, a Florida corporation (the "Seller").

                                   WITNESSETH

           WHEREAS, the Seller owns, operates and maintains cable television systems (collectively, the "Cable Systems") serving residents of the residential complexes identified on the attached Exhibit A (the "Properties");

           WHEREAS, the Seller entered into Right of Entry Agreements identified on the attached Exhibit B with the owners of the Properties, the terms of which grant the Seller the right, for a period of years, to provide cable television and/or other services at the Properties (the "Cable Agreements");

           WHEREAS, the Seller has agreed to assign its rights in the Cable Agreements and sell its goodwill associated with the business operated in conjunction therewith (such Cable Agreements and goodwill and the other assets identified on the attached Exhibit G to be collectively referred to in this Agreement as the "Assets"), and the Buyer has agreed to assume the Seller's obligations under the Cable Agreements and purchase such goodwill, all in accordance with the terms and conditions set forth in this Agreement; and

           WHEREAS, the Seller has also agreed to lease all of the Seller's equipment used in the operation of the cable television system located at the Properties, pursuant to the terms of an equipment lease substantially in the form attached hereto as Exhibit C (the "Equipment Lease"), and secured by a collateral assignment of the Cable Agreements substantially in the form attached hereto as Exhibit H (the "Collateral Assignment").

           NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree as follows:

           1. Sale and Purchase of Assets.

                     a. Purchase and Sale Transaction/Purchase Price. At Closing (as defined below) the Seller shall sell, assign, transfer, deliver and convey to the Buyer, and the Buyer shall purchase and acquire from the Seller, the Seller's entire right, title and interest in and to the Assets for a total purchase price of One Million Dollars ($1,000,000) payable as follows:

                               i. Two Hundred Fifty Thousand Dollars  ($250,000)
                      in cash or other readily available funds at Closing (the "Cash");

                               ii. Three  Hundred  Thirty-Three  Thousand  Three
                      Hundred Thirty-Three Dollars ($333,333) by no later than August 11, 2004, in the form of 208,333 shares of the Buyer's common stock, par value $0.01 per share, which when issued will be fully paid and non-assessable (the "Shares"); and

                               iii. Four Hundred Sixteen Thousand Six Hundred and Sixty-Six Dollars ($416,666), representing the agreed-upon present value of the entire rent due (assuming no defaults have occurred which result in the imposition of additional rent) over a three (3) year period under the terms of the Equipment Lease.

                     b. Title Conveyed/Buyer Inspection Rights. The assignment and purchase of the Assets shall include all right, title and interest the Seller owns in the subscribers and related gross income generated as a result of said Cable Agreements. The Buyer shall have the opportunity to inspect the Cable Systems prior to the Closing Date and by consummating the agreements contained herein at the Closing agrees that such inspection has been either conducted or waived. The Seller shall cooperate with all reasonable requests made by the Buyer in connection with the performance of such inspection.

                     c. Assignment and Assumption Agreements. The Seller and the Buyer agree to execute and deliver assignment and assumption agreements, substantially in the form attached as Exhibit D, whereby the Seller will assign all of its interests in the Cable Agreements and the Buyer will assume all of the Seller's obligations thereunder, as of the Closing Date (the "Assignment and Assumption Agreements").

           d. Assumption of Office Lease. The Seller, as tenant, and DMV SUB 2, L.P., as landlord (the "Landlord"), are parties to that certain Industrial Lease Agreement dated October 2002 (the "Lease"). The Seller shall assign the Lease, and the Buyer shall assume the Lease, for a term of three (3) months, commencing on the Closing Date and continuing for three (3) months thereafter, which term shall be subject to automatic month-to-month renewals until the expiration of the term of the Lease, unless either the Seller or the Buyer provides the other party with at least sixty (60) days' prior written notice of termination of the assumption of the Lease or the Lease is earlier terminated in accordance with the terms of the Lease. During the term of the assumption of the Lease, the Buyer shall pay all rent payments and any other payments due under the Lease to the Seller, and the Buyer shall maintain all insurance required under the Lease. The Buyer shall, at the Buyer's cost and expense, fully and completely indemnify, defend and hold the Seller harmless from and against (and pay the full amount of) any and all actual damage, loss, expense, claims, demands, causes of action by or liability to third parties, and pay any and all awards of damages assessed against the Seller, arising out of or resulting from, in whole or in part, the Buyer's assumption of the Lease. The Seller and the Buyer acknowledge that the Landlord has not approved the above-mentioned assumption of the Lease.

           2. Termination of Rights. On the Closing Date (as defined herein), the Seller shall sell, transfer, assign and convey all of the Seller's rights, title and interest in and to the Assets to the Buyer.


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

           3. Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the Assets shall not include any Excluded Assets, as defined below, and any assets disposed of prior to the Closing Date in the ordinary course of business and not in violation of this Agreement. For purposes of this Agreement, "Excluded Assets" shall mean any of the following: (a) programming contracts and cable guide contracts; (b) insurance policies and rights and claims thereunder;
(c) bonds, letters of credit, surety instruments, and other similar items; (d) cash, cash equivalents and short-term investments; (e) all trademarks, trade names, service marks, service names, logos and similar proprietary rights; (f) all claims, rights and interests in and to any refunds for taxes or fees, including franchising and copyright fees, for periods prior to the Closing Date;
(g) rights under any contract for subscriber billing services and any subscriber billing equipment (leased or owned); (h) the Seller's employee benefit plans covering employees of the Seller; (i) any and all credit facilities and loan agreements to which the Seller is a party; (j) head-end equipment (including origination, earth stations, transmission and distribution systems) and miscellaneous testing equipment not located on the Properties; (k) the account books of original entry, general ledgers, financial records and personnel files and records used in connection with the operation of the Cable Systems, provided that the Seller will provide copies of, or information contained in such books, ledgers, records and files (other than information pertaining to programming agreements, except programming agreements specific to the Cable Systems), to the extent reasonably requested by the Buyer before or after the Closing Date and in the Seller's possession; (l) all Franchises; (m) all vehicles used in connection with the Seller's business; (n) all causes of action and similar rights arising prior to the Closing Date; (o) all accounts receivable resulting from the provision of cable television and internet services by the Cable Systems to active subscribers of the Properties prior to August 1, 2004; and (p) test equipment.

           4. Representations, Warranties and Covenants of the Seller. The Seller represents and warrants to the Buyer as follows:

                     a. Valid Existence. The Seller is validly existing and in good standing under the laws of the State of Florida and has all requisite power and authority to own the Cable Systems.

                     b. Due Authorization and Enforceability. The execution, delivery and performance of this Agreement by the Seller has been duly and validly authorized. When duly and validly executed and delivered by the Seller, this Agreement shall constitute the valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except to the extent such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and general principles of equity.

                     c. Power to Convey. The Seller owns the Cable Systems and has the full right, power and authority to sell, transfer, assign and convey the Cable Systems to the Buyer.

                     d. Free of Liens and Encumbrances. The Seller shall deliver the Cable Systems to the Buyer free and clear of any liens or encumbrances at time of transfer.


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

                     e. Absence of Litigation. There is no litigation, action, suit or proceeding pending or, to the best of the Seller's knowledge, threatened against or relating to the Assets.

                     f. Cable Systems. The schedules of equipment attached to the form of Equipment Lease attached as Exhibit C contain a true and complete list of the equipment and other tangible property included in the Cable Systems.

                     g. Cable Agreements. Except as set forth on Exhibit E, the Cable Agreements are in full force and effect and the Seller is not in breach or default of any terms or conditions thereunder, and no event has occurred that, if notice was delivered, would constitute a breach or default under the terms of the Cable Agreements.

                     h. Legal Compliance. The Seller is aware of no facts and has not received any notice or other communication from any person stating or alleging that the Seller is not in compliance in any material respect with all requirements of (i) the FCC rules and regulations of the Cable Act, (ii) any authorization, or that any authorization has been revoked, suspended, has expired, or is otherwise not in full force and effect or (iii) any other applicable legal requirement, the noncompliance with which would have a materially adverse effect on the Seller's business.

                     i. Unit Subscribers. Exhibit F contains a true and complete list of the number of dwelling units receiving services under the Cable Agreements as of the Closing Date and the gross subscriber revenues collected in the year of 2003 with respect to such units (the "2003 Gross Subscriber Income Collected").

           5. Representations, Warranties and Covenants of the Buyer. The Buyer represents and warrants to the Seller as follows:

                     a. Valid Existence. The Buyer is validly existing and in good standing under the laws of Minnesota.

                     b. Due Authorization and Enforceability. The execution, delivery and performance of this Agreement, the Shares, the Equipment Lease, the Collateral Assignment, the Assignment and Assumption Agreements, and other instruments deliverable thereunder (collectively, the "Buyer Deliverables") by the Buyer have been duly and validly authorized. When duly and validly executed and delivered by the Buyer, the Buyer Deliverables shall constitute the valid and binding agreements of the Buyer, enforceable against the Buyer in accordance with their terms, except to the extent such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and general principles of equity.

                     c. No  Conflicts.  The  execution and delivery of the Buyer
           Deliverables do not, and the consummation of the transactions contemplated by the Buyer Deliverables will not, violate (i) any provisions of the Buyer's articles of incorporation or bylaws; (ii) any material terms of any material contractual restrictions or commitments of any kind or character to which the Buyer is a party or by which they or their properties are bound; or (iii) to the best of


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

           the Buyer's knowledge, any law, regulation, rule, judgment or order binding upon the Buyer.

                     d. Issuance of the Securities. The Shares are duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and nonassesable, free and clear of all liens. The Buyer has available and has reserved from its duly authorized capital stock the maximum number of Shares issuable pursuant to Section 1.a.ii.

                     e. Private Placement. No registration under the Securities Act of 1933, as amended (the "Securities Act") is required for the issuance of the Shares to the Seller as contemplated hereby, based on exemptions provided by the Securities Act for transactions of this type. The issuance of the Shares hereunder does not contravene the rules and regulations of the Nasdaq SmallCap Market, on which the Buyer's common stock is currently listed for trading.

                      f. SEC Reports; Financial Statements. Since December 31, 2002, the Buyer has filed, and subsequent to the date hereof will use its "best efforts" to timely file all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed by it under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Securities and Exchange Commission ("SEC") including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K and Proxy Statements (and all such reports, registrations and statements have been or will be made available by the Buyer to the Seller) (all such reports and statements are collectively referred to as the "SEC Reports"). As of their respective dates, the SEC Reports complied with, and with respect to filings made after the date of this Agreement, will at the date of filing comply with, in all material respects, all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed. As of their respective dates, the SEC Reports do not contain and, with respect to the filings made after the date of this Agreement, will not at the date of filing contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statement therein, in light of the circumstances under which they were made, not misleading.

                     g. Material Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as disclosed in the SEC Reports, there has been no event, occurrence or development that has had or that could reasonably be expected to result in a material adverse effect to the Buyer's business, operations, earnings or net worth. The Buyer does not have pending before the SEC any request for confidential treatment of information.

                     h. Litigation. Except as disclosed in the SEC Reports, there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Buyer, threatened against or affecting the Buyer, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an "Action") which (i) adversely affects or challenges the legality, validity or enforceability of any of the Buyer Deliverables or (ii)


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

           could, if there were an unfavorable decision, have or reasonably be expected to have a material adverse effect on the Buyer's business, results of operations or net worth. Neither the Buyer or any subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Buyer, there is not pending or contemplated, any investigation by any governmental authority involving the Buyer or any current or former director or officer of the Buyer. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Buyer or any subsidiary under the Exchange Act or the Securities Act.

                     i. NASDAQ SmallCap Market Listing. The Buyer's common stock is listed and traded on the Nasdaq SmallCap Market, and the Buyer is not aware of any pending or contemplated action or proceeding of any kind to suspend the trading of its common stock.

                     j. SEC and State Investigations. The Buyer is not currently the subject of, nor is the Buyer aware of any potential SEC or state securities authorities investigations.

                     k. Assumption of Liabilities. On the Closing Date, the Buyer assumes all of the Seller's obligations and duties under the Cable Agreements as of the Closing Date. The Seller is responsible for any liabilities incurred or outstanding prior to the Closing Date.

                     l. Registration of Shares. If, at any time, within one (1) year from the Closing Date, the Buyer is required to perform an additional SEC registration of stock shares due to a subsequent financing and the terms of said financing do not expressly prohibit, "piggy back registration rights", then Buyer will add the Seller's Shares to said registration.

           6.        Conditions Precedent.

                     a. Conditions Precedent to the Obligations of the Buyer. The obligation of the Buyer to be performed at or prior to the Closing shall be subject to the fulfillment on or prior to the Closing Date of all the conditions set forth below:

                               i. Each of the  representations and warranties of
                      the Seller contained in this Agreement shall have been true when made and at all times after the date when made, to and including the Closing Date.

                               ii. The Seller  shall have  performed  all of its
                      obligations under this Agreement, to the extent such obligations were required to have been performed on or prior to the Closing Date.

                     The Buyer shall have the right to waive any of the conditions set forth above.


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

                     b. Conditions Precedent to the Obligations of the Seller. The obligation of the Seller to be performed at or prior to the Closing shall be subject to the fulfillment on or prior to the Closing Date of all the conditions set forth below:

                               i. Each of the  representations and warranties of
                      the Buyer contained in this Agreement shall have been true when made and at all times after the date when made, to and including the Closing Date.

                               ii. The Buyer shall have performed all of its respective obligations under this Agreement, to the extent such obligations were required to have been performed on or prior to the Closing Date.

                     The Seller shall have the right to waive any of the conditions set forth above.

           7. Closing Date Deliveries.

                     a. The Seller's Deliveries. The Seller shall deliver or cause to be delivered to the Buyer on the Closing Date the following:

                               i.  Countersigned   originals  of  the  Equipment
                      Lease; and

                               ii. Countersigned originals of the Assignment and
                      Assumption Agreements.

                     b. The Buyer's Deliveries. The Buyer shall deliver or cause to be delivered to the Seller on the Closing Date, or on such other date stated below, the following:

                               i. The Cash;

                               ii.  Countersigned  originals  of  the  Equipment
                      Lease;

                               iii. By no later than August 11, 2004, one or more stock certificates, duly executed in accordance with the Buyer's bylaws, representing the Shares;

                               iv. Countersigned originals of the Assignment and
                      Assumption Agreements; and

                               v. Countersigned originals of the Collateral Assignment.

           8. Indemnification. The Seller shall indemnify, hold harmless and defend the Buyer from and against any and all damages, costs and expenses (including reasonable attorneys' fees) arising from any material misrepresentation, breach of warranty or non-fulfillment of any agreement, covenant, term or condition under this Agreement. The Buyer shall indemnify, hold harmless and defend the Seller from and against any and all material damages, costs and expenses (including reasonable attorneys' fees) arising from any misrepresentation, breach of warranty or nonfulfillment of any agreement, covenant, term or condition under this Agreement.


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

           9. True Up. Within ninety (90) days after the Closing Date, the Buyer may conduct an independent audit of such books and records of the Seller necessary for the calculation of the 2003 Gross Subscriber Income Collected. If such audit shows that the 2003 Gross Subscriber Income Collected is less than 95% of the amounts represented herein by Seller as stated on Exhibit F (the "Represented Amount"), then Buyer shall have the right to reduce, dollar for dollar, the purchase price of the Cable Systems by the difference between the 2003 Gross Subscriber Income Collected amount and the Represented Amount. Such purchase price reduction shall be effected by reducing the then-outstanding remaining rent due on the Equipment Lease (which such reduction shall be allocated over the remaining term of the Equipment Lease).

           10. Closing. Closing of this Agreement (the "Closing") shall take place on or before August 6, 2004, or such other date as may be mutually agreed upon by the parties at Closing (the "Closing Date"), at a place and time mutually acceptable to the Seller and the Buyer.

           11. Additional Documents. Each party shall, at the request of the other party, whether before or after the Closing, execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary for effecting completely the consummation of this Agreement and the transactions herein contemplated.

           12. Termination. Unless such date is extended in writing by the parties, this Agreement shall terminate if the Closing does not take place on or before August 6, 2004. Upon such a termination, the parties shall have no further liability to each other under this Agreement.

           13. Entire Agreement and Modifications. No representations, promise, inducement, or statement of intention has been made by the Seller or the Buyer which is not embodied in this Agreement or in the exhibits or other documents delivered pursuant hereto or in connection with the transaction contemplated hereby, and neither the Seller nor the Buyer shall be bound by or liable for any alleged representation, promise, inducement, or statement of intention not so set forth. This Agreement may be modified or amended only by written instrument signed by each of the parties hereto.

           14. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

           15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota. The parties agree the jurisdiction relating to any dispute hereunder shall be held in Hennepin County District Court Minneapolis, Minnesota or Federal District Court Minneapolis, Minnesota, whichever is applicable.

           16. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or three business days after being mailed by first class U.S. mail, return receipt requested, or upon machine confirmation of receipt of facsimile transmission, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to the Buyer or the Seller will, unless another address is specified in writing, be sent to the address indicated below:


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

            Notices to the Seller:                    with a copy to:

            21st Century Satellite Communications     Saxon Gilmore et. al.
            Attention: Larry S.Hyman, Trustee         Attention: Thomas A. Lash
            307 S Boulevard, St. B                    201 East Kennedy, St 600
            Tampa, FL  33606                          Tampa, FL 33602

            Notices to the Buyer:                     with a copy to:

            Jim Mandel                                Steven Bell
            Multiband Corporation                     Multiband Corporation
            9449 Science Center Drive                 9449 Science Center Drive
            New Hope, MN 55428                        New Hope, MN 55428
            Facsimile: 763-504-3060                   Facsimile: 763-504-3060

17. Counterparts/Faxed Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Signatures delivered by facsimile shall be binding to the same extent as an original and each party to this Agreement covenants to deliver an original signed Agreement to all other parties immediately upon the request of any party hereto.

18. Waiver. Waiver of any breach or default of any provision of this Agreement by either party hereto at any time, or from time to time, is not and shall not be construed to be a waiver of any subsequent breach or default by the breaching party.

19. Attorneys' Fees. In the event either party hereto institutes legal action to enforce the provisions of this Agreement, the prevailing party therein shall be entitled to seek an award by the court for the reasonable costs of such legal action, including, but not limited to: (i) reasonable fees and expenses of employees, agents, subcontractors, attorneys, paralegals, expert witnesses, consultants and other persons; (ii) costs of transcripts; (iii) printing of briefs and records on appeal; (iv) copying charges; (v) court costs; and (vi) other reasonable expenses incurred in connection with such legal action.

           20. Time is of the Essence. The parties agree that time is of the essence.

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

           IN WITNESS WHEREOF, the Seller and the Buyer have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

                                  SELLER

                                  21st Century Satellite Communications, Inc, a Florida corporation


                                  By:
                                      ------------------------------------------
                                  Print Name:
                                              ----------------------------------
                                  Title:
                                         ---------------------------------------



                                  BUYER

                                  Multiband Corporation, a Minnesota corporation

                                  By:
                                      ------------------------------------------
                                            James L. Mandel
                                            CEO

                                    EXHIBIT A

                            DESCRIPTION OF PROPERTIES

                                    EXHIBIT B

                         DESCRIPTION OF CABLE AGREEMENTS

                                    EXHIBIT C

                             FORM OF EQUIPMENT LEASE

                                 (see attached.)

                               CABLE SYSTEMS LEASE

           THIS CABLE SYSTEMS LEASE ("Lease") is entered into effective August 1, 2004 (the "Lease Commencement Date"), by and between Multiband Corporation, a Minnesota corporation ("Multiband") and 21st Century Satellite Communications, Inc. ("21st")

1. Equipment Leased/Permitted Use/Inspection. Multiband agrees to lease from 21st the equipment listed on Exhibit A hereto (the "Equipment"). The Equipment may only be used by Multiband to provide cable and/or high-speed Internet services to certain real properties pursuant to the cable services agreements described on Exhibit B hereto, each of which agreements has been assigned by 21st to Multiband (the "Cable Agreements"). The Equipment shall not be relocated, displaced, moved or used to provide services other than pursuant to the Cable Agreements without 21st's prior written consent, which will not be unreasonably withheld. Multiband shall obtain all permits and licenses, if any, necessary for the Equipment. 21st shall have the right, upon reasonable prior notice to Multiband and during regular business hours, to inspect the Equipment.

2. Term of Lease: This Lease will begin on the Lease Commencement Date and will remain in effect for sixty (36) months, unless earlier terminated as provided herein (the "Term").

3. Rent. Multiband shall pay 21st the following rent amounts, with five percent (5%) interest on such rent amounts as due (collectively, the "Rent"): (i) $83,333 in rent shall be due on July 31, 2005; (ii) $50,000 in rent shall be due on October 31, 2005; (iii) $50,000 in rent shall be due on July 31, 2006; and (iv) $233,333 in rent shall be due on July 31, 2007.

4. End of Lease Option: At the end of the Term, provided Multiband is not in default of its obligations under this Lease, Multiband or its assigns shall have the right to purchase and take title to the Equipment for $1.00. At Multiband's request, 21st will supply a bill of sale to Multiband once title to the equipment is transferred. If Multiband does not exercise its option to purchase the Equipment, the Equipment shall be returned to 21st.

5.         Events of Default and Remedies:

           (a)        Events of  Default  Defined.  An "Event of  Default"  will
                      occur  if  (i)  Multiband   fails  to  pay  when  due  any
                      installment of the Rent and that failure continues for fifteen (15) calendar days following the date such payment was due; (ii) Multiband breaches or fails to observe or perform any provision of this Lease and that breach or failure continues for thirty (30) calendar days following written notice by 21st to Multiband; (iii) Multiband becomes insolvent, is liquidated or dissolved, or a petition is filed by or against Multiband under any bankruptcy or insolvency law; (iv) Multiband fails to maintain in effect any insurance required under this Lease; (v) the attempted sale, lease, rejection, revocation of acceptance or encumbrance of this Lease or any Equipment or the attempted sale, transfer or assignment of the Cable Agreements; or (vi) the dissolution, termination of existence or discontinuance of Multiband's business.

           (b) Remedies. Upon the occurrence of an Event of Default by Multiband, and at any time thereafter, 21st will be entitled to exercise any or all of the following remedies:

                      (i) 21st will be entitled to recover immediate possession of the Equipment, without posting any bond;

                      (ii) 21st will be entitled to exercise its rights under a certain Collateral Assignment of the Cable Agreements executed by Multiband and 21st;

                      (iii) all accrued and unpaid Rent and all Rent payable over the remainder of the Term of this Lease, together with late charges, legal fees and costs, will be immediately due and payable, without setoff, reduction or abatement;

                      (iv) sell any or all of the Equipment at public or private sale, with or without notice to Multiband or advertisement, or otherwise dispose of, hold, use, operate, lease to others or keep idle such Equipment, all free and clear of any rights of Multiband and without any duty to account to Multiband for such action or inaction or for any proceeds with respect thereto; and

                      (v) exercise any other right or remedy which may be available to 21st under applicable law including the right to recover damages for the breach hereof.

                      No remedy provided in this Section 5(b) is intended to be exclusive and each is cumulative. The non-breaching party's rights against the breaching party will not be reduced by any collection rights the non-breaching party has against any other party as a result of the breaching party's breach of this Lease. The provisions of this
                      Section 5(b) shall survive expiration or termination of this Lease.

6.         Title and Condition of Equipment:

           (a) Title. 21st shall hold title to all Equipment until Multiband exercises its end of lease option as stated herein.

           (b) Condition of Equipment. Multiband shall, at its sole expense, maintain the Equipment in good working order and condition, free and clear of all claims, liens and encumbrances, other than those which result from acts of 21st or its assigns. All items of Equipment shall at all times remain personal property notwithstanding that any such Equipment may be affixed to realty. Multiband shall not make any alterations, modifications, additions or improvements to the Equipment without the prior written consent of 21st.

7. Risk of Loss and Insurance. Multiband agrees to assume the risk of loss of the Equipment until it is returned to 21st. During the Term hereof, Multiband shall, at its expense, maintain (a) property and casualty insurance with a carrier satisfactory to 21st, insuring the Equipment at not less than its full replacement cost, naming 21st and its assigns as the sole loss payee, and (b) comprehensive public liability and third-party property insurance naming 21st and its assigns as additional loss payees, in an amount and with a carrier satisfactory to 21st. All such insurance shall provide for not less than thirty (30) days prior written notice to 21st or its assigns of cancellation, restriction or reduction of coverage. On the Lease Commencement date, Multiband shall provide 21st with copies of such insurance policies. Multiband shall be responsible for any deductible payment under any such insurance, and 21st shall have the right, on behalf of itself and Multiband, to make claims for, receive payment of, and execute and endorse all documents, checks or drafts received in payment for loss or damage under said insurance policies.

8. Assignments. This Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Multiband, however, shall not assign, transfer, pledge, encumber or otherwise dispose of this Lease, by operation of law or otherwise, or sublet any of the Equipment without first obtaining the prior written consent of 21st and its assigns. 21st may assign, sell or encumber all or any part of this Lease, the Equipment and the Rent and other amounts due hereunder. In the event of any such assignment and written direction by 21st to Multiband, Multiband shall pay directly to any such assignee without abatement, deduction or set-off all Rent and other sums under this Lease. Any such assignee shall have all of the rights, but none of the obligations, of 21st under this Lease, and Multiband shall not assert against any such assignee any defense, counterclaims or set-off which Multiband may have against 21st. Any such assignment (a) shall be subject to Multiband's right to possess and use the Equipment pursuant to Section 1, and (b) shall not release any of 21st's obligations hereunder or any claim which Multiband has against 21st.

9. Disclaimer. 21st makes no warranty, representation or covenant, express or implied, as to any matter whatever, including, but not limited to, the merchantability of the Equipment, or its fitness for any particular purpose, the design, quality, capacity or condition of the Equipment, compliance of the Equipment with the requirement of any law, rule, specification or contract, patent or copyright infringement, or latent defects. 21st makes no representation as to the treatment by Multiband of this Lease for financial statement or tax purposes. Multiband leases the Equipment "AS IS". Multiband agrees, regardless of cause, not to assert any claim whatsoever against 21st for any indirect, consequential, incidental or special damages or loss, of any kind, including, without limitation, any loss of business, lost profits or interruption of service.

10. No Offset. This Lease is a net lease. Multiband's obligations to pay all amounts under this Lease shall be absolute and unconditional, and shall not be subject to any set-off, counterclaim, abatement, reduction, recoupment, interruption or defense for any reason whatsoever, including defects or failure in, loss of use or possession of, or discontinuance of the Equipment. This Lease cannot be terminated by Multiband unless agreed in writing by 21st.

11. Further Assurances. Multiband authorizes 21st to prepare and file financing statements, with respect to the Equipment and this Lease.

12.        Taxes.

           (a) Multiband shall timely pay all assessments, license fees, taxes (including sales, use, excise, personal property, ad valorem, stamp, documentary and other taxes) and all other governmental charges, fees, fines, or penalties whatsoever, whether payable by 21st or Multiband, on or relating to the Rent or Equipment, or the use, registration, shipment, transportation, delivery, ownership or operation thereof, and on or relating to this Lease; excluding, however, 21st net income taxes. Applicable sales and use taxes shall be paid with the Rent unless Multiband provides evidence of direct payment authority or an exemption certificate valid in the state where the Equipment is located.

           (b) Multiband agrees that it will not list or report any Equipment for property tax purposes unless otherwise directed in writing by 21st. Upon receipt of any property tax bill pertaining to the Equipment from the appropriate taxing authority, 21st will pay such tax and invoice Multiband for the expense. Multiband will reimburse 21st for such expense within thirty (30) days of the date of invoice.

13. Late Charges/Time is of the Essence. A charge on any Rent or other sums due hereunder which are past due shall accrue at the rate of twelve percent (12%) per annum, or if such rate exceeds the maximum rate allowed by law, then at such maximum rate, and shall be payable on demand. The parties agree that time is of the essence.

14. Indemnification. As between Multiband and 21st, Multiband assumes liability for, and agrees to and does hereby indemnify, protect and keep harmless, 21st, its successors and assigns, and their respective agents, employees, officers and directors from and against any and all claims, liability, loss, cost, damage or expense (including reasonable attorneys' fees), of whatsoever kind and nature, arising out of the use, condition, operation, possession, control, selection, delivery or return of any item of Equipment, regardless of where, how, and by whom operated, and any failure by Multiband to comply with this Lease.

15. Survival/Severability. All of Multiband's indemnities and assumptions of liability shall continue in full force and effect notwithstanding the expiration or termination of any Term. Any provision of this Lease which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof. Such remaining provisions shall be construed to effectuate the intent of the parties as set forth herein. To the extent permitted by applicable law, Multiband hereby waives any provision of law which prohibits or renders unenforceable any provision hereof in any respect.

16. Notices/Parties. All notices or demands required or permitted hereunder shall be given to the parties in writing and by personal delivery, certified mail, facsimile or overnight courier service at the address set forth below or to such other address as the parties may hereafter substitute by written notice given in the manner prescribed in this Section. Such notices or demands shall be deemed given upon receipt in the case of personal delivery and upon mailing or transmission or pickup in the case of mail, facsimile or overnight courier service, respectively.

               Notices to 21st :                       with a copy to:

               21st Century Satellite Communications   Saxon Gilmore et. al.
               Attention: Larry S. Hyman, Trustee      Attention: Thomas A. Lash
               307 S Boulevard, St. B                  201 East Kennedy, St 600
               Tampa, FL  33606                        Tampa, FL 33602

               Notices to Multiband:                   with a copy to:

               Jim Mandel                              Steven Bell
               Multiband Corporation                   Multiband Corporation
               9449 Science Center Drive               9449 Science Center Drive
               New Hope, MN 55428                      New Hope, MN 55428
               Facsimile: 763-504-3060                 Facsimile: 763-504-3060

17. Construction/Jury Trial. This Lease shall in all respects be governed by and construed in accordance with the laws of the State of Minnesota. The titles of the Sections of this Lease are for convenience only and shall not define or limit any of the terms or provisions hereof. Multiband acknowledges that 21st would not enter into this Lease unless the laws of the State of Minnesota applied hereto. Multiband hereby submits to the non-exclusive jurisdiction of any federal or state court in Minneapolis, Minnesota in any action or proceeding arising out of or relating to this Lease, waives all objections to venue or based on inconvenience of forum with respect to any such court and agrees that all claims in respect to such action or proceeding may be heard and determined in any such court. Multiband and 21st waive all rights to trial by jury in any litigation arising from this Lease.

18. Entire Agreement/Amendments/Waivers. This Lease constitutes the entire agreement between 21st and Multiband with respect to the Equipment, the Rent and other amounts due hereunder, and supersedes all prior proposals, communications and agreements, both written and oral, between the parties. No term or provision of this Lease may be changed, waived, amended or terminated except by a written agreement signed by both 21st and Multiband. 21st's failure at any time to require strict performance by Multiband of any provisions of this Lease shall not waive or diminish 21st's right thereafter to demand strict performance. Waiver of any Event of Default shall not be a waiver of any other or further Event of Default.

           IN WITNESS WHEREOF, 21st and Multiband have each caused this Lease to be duly executed as of the date first above written.


                                   21ST

                                   21st Century Satellite Communications, Inc, a Florida corporation


                                   By:
                                       -----------------------------------------
                                   Print Name:
                                               ---------------------------------
                                   Title:
                                          --------------------------------------


                                   MULTIBAND

                                   Multiband Corporation, Inc., a Minnesota corporation


                                   By:
                                       -----------------------------------------
                                             James L. Mandel
                                             CEO

                                    EXHIBIT A
                                    TO LEASE

                                LIST OF EQUIPMENT

                                    EXHIBIT D

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

           THIS ASSIGNMENT AND ASSUMPTION AGREEMENT ("Agreement") is made and entered into effective August 1, 2004 (the "Effective Date"), by and between 21st Century Satellite Communications, Inc., a Florida Corporation ("21st") and Multiband Corporation, a Minnesota corporation" ("Multiband").

                                R E C I T A L S:

A. 21st provides certain cable television services pursuant to the terms of the agreement(s) identified on Exhibit A hereto (collectively, the "Cable Agreement").

B. 21st wishes assign to Multiband all of 21st's right, title and interest, claims and causes of action in, to and arising out of the Cable Agreement on or after the Effective Date (collectively, the "Assigned Rights") and Multiband intends to assume all of 21st's liabilities, obligations, covenants and agreements arising out of the Cable Agreement (collectively, the "Assumed Obligations"), all as pursuant to the terms and conditions set forth herein.

C. Multiband intends to provide the services required under the terms of the Cable Agreement using equipment leased from 21st pursuant to the terms of that certain Cable Systems Lease, dated as of the Effective Date, between 21st and Multiband (the "Equipment Lease

                               A G R E E M E N T:

           NOW, THEREFORE, in consideration of the foregoing and the premises and mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereby agree as follows:

1. Assignment; Representations and Warranties. 21st hereby sells, assigns, grants, transfers, sets over and conveys to Multiband and its successors and assigns (subject to the prohibition on subsequent assignments specified in Section 3 hereunder), as of the Effective Date, all of its Assigned Rights. In conjunction therewith, 21st hereby represents and warrants to Multiband that the Cable Agreement is in full force and effect, 21st is not in default thereunder and no event has occurred that if notice was delivered, would constitute a breach or default under the terms of the Cable Agreement.

2. Acceptance and Assumption. Multiband hereby accepts the foregoing assignment and hereby assumes and agrees to perform and discharge all of the covenants, agreements and obligations of 21st under the Assumed Obligations.

3. Rights of Assignees/Prohibition on Subsequent Assignments. The parties hereto intend that Multiband succeed to all the rights, interests, liabilities and obligations of 21st and that Multiband be substituted for 21st for all purposes thereunder. Notwithstanding the foregoing, Multiband agrees that it will not assign any rights in the Cable Agreement to any third party, until such time as all Rent (as defined in the Equipment Lease) has been paid in full under the Equipment Lease.

4. Continued Effectiveness. Except as set forth herein, the Assigned Rights remain in full force and effect in accordance with their respective terms.

5. Cooperation. The parties agree without further consideration to execute any further documents and instruments and to perform such other acts as the other party may reasonably request to further evidence the assignment and assumption evidenced hereby.

6. Miscellaneous Provisions.

           (a) Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

           (b) Amendment; Waiver. Neither this Agreement nor any term or provision hereof may be changed, waived, discharged, modified or terminated in any manner other than as provided herein or by an instrument in writing signed by the party against whom the enforcement of the change, waiver, discharge, modification or termination is sought.

           (c) Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties, their legal representatives, successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by Multiband unless consented to in writing by 21st. 21st may assign this Agreement and any rights and obligations hereunder without Multiband's consent.

           (d) Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

           (e) Severability. If any provision of the Agreement is prohibited by or is unlawful under any applicable law or regulation of any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition only, without invalidating the remaining provisions hereof.

           (f) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and which together shall constitute one and the same instrument.

           (g) Attorneys' Fees. In the event either party hereto institutes legal action to enforce the provisions of this Agreement, the prevailing party therein shall be entitled to seek an award by the court for the reasonable costs of such legal action, including, but not limited to: (i)
                     reasonable fees and expenses of employees, agents, subcontractors, attorneys, paralegals, expert witnesses, consultants and other persons; (ii) costs of transcripts;
                     (iii) printing of briefs and records on appeal; (iv) copying charges; (v) court costs; and (vi) other reasonable expenses incurred in connection with such legal action.

           IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the date written above.


                                  21ST

                                  21st Century Satellite Communications, Inc, a Florida corporation


                                  By:
                                      ------------------------------------------
                                  Print Name:
                                              ----------------------------------
                                  Title:
                                         ---------------------------------------



                                  MULTIBAND

                                  Multiband Corporation, a Minnesota corporation

                                  By:
                                      ------------------------------------------
                                            James L. Mandel
                                            CEO

                                    EXHIBIT E

                           CABLE AGREEMENTS DISCLOSURE

                                    EXHIBIT F

     STATEMENT OF PROPERTY UNIT SUBSCRIBERS AND 2003 GROSS SUBSCRIBER INCOME
                                    COLLECTED

                                    EXHIBIT G

                                ADDITIONAL ASSETS

All properties, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description used or held for use in connection with 21st's business, now in existence or hereafter acquired before the Closing Date, including rights under governmental permits (to the extent assignable), intangibles, rights under contracts (to the extent assignable), equipment, real property, customer and subscriber lists, engineering records, maps, databases, files and records, and deposits relating solely to 21st's business that are held by third parties for security for Seller's performance of its obligations, but excluding any Excluded Assets and any assets disposed of prior to the Closing Date in the ordinary course of business and not in violation of this Agreement.

                                    EXHIBIT H

                          FORM OF COLLATERAL ASSIGNMENT

                                 (see attached.)

                            COLLATERAL ASSIGNMENT OF
                                CABLE AGREEMENTS

           THIS ASSIGNMENT is made and entered into effective as of August 1, 2004, by and between Multiband Corporation, a Minnesota corporation ("MULTIBAND"), having a mailing address of 9449 Science Center Drive, New Hope, MN 55428, and 21st Century Satellite Communications, Inc., a Florida corporation ("21St"), having a mailing address of 307 S. Boulevard, St. B, Tampa, FL 33606.

                                   WITNESSETH:

           WHEREAS, 21st has leased or is about to lease to Multiband certain equipment evidenced by a Cable Systems Lease dated of even date herewith between Multiband and 21st (the "LEASe"); and

           WHEREAS, Multiband has agreed to secure the payments under the Lease by assigning to 21st certain agreements described on Exhibit "A" attached hereto and made a part hereof (the "CABLE AGREEMENTS") to provide cable television and/or other services to those properties described on Exhibit "B" attached hereto and made a part hereof (the "PROPERTIES").

           NOW, THEREFORE, for value received and as additional security for the payment of the Lease, the parties hereto hereby agree as follows:

           1. Multiband hereby assigns, transfers and sets over to 21st all of its right, title and interest in, to and under the Cable Agreements (whether now existing or hereafter made, executed or delivered), related to the Properties and all revenues relating to or arising out of the Cable Agreements related to the Properties (the "REVENUES").

           2. REVENUES. With respect to the Revenues, Multiband hereby agrees:

                     (a) That 21st is authorized and empowered to collect the Revenues as they shall become due, and to direct each and all of the residents on the Properties to pay the Revenues as may now be due or shall hereafter become due to 21st upon demand for payment thereof by 21st. It is understood and agreed, however, that no such demand shall be made unless and until there has been an Event of Default under the Lease; and, until such demand is made, Multiband is authorized to collect, or continue collecting, the Revenues, but such privilege to collect, or continue collecting, as aforesaid by Multiband, shall not operate to permit the collection by Multiband of (and Multiband hereby covenants and agrees with 21st that Multiband will not collect, demand or receive) any of the Revenues in advance of the due date thereof.

                     (b) That the authority and power of 21st to collect the Revenues as set forth herein may be exercised and the Revenues collected without the necessity of (but nothing herein contained shall be construed to prohibit 21st from) instituting an action upon the Lease or an action upon this

Assignment directly against the residents under the Cable Agreements assigned herewith.

                     (c) That:

                               (i) 21st is additionally authorized and empowered
to by its employees, agents, or representatives, at the option of 21st upon the occurrence of any Event of Default, as aforesaid, to collect, in the name of Multiband or in its own name as assignee, the Revenues accrued but unpaid and in arrears at the date of such Event of Default, as well as the Revenues thereafter accruing and becoming payable during the period this Assignment is operative; and to this end, Multiband further agrees to cooperate and to assist 21st, its employees, agents or representatives, in all reasonable ways with collection of said Revenues;

                               (ii)       21st may, (but nothing herein shall be
deemed to require or obligate 21st to), take over and assume the operation of the Cable Agreements, (d) That Multiband shall not further assign the Revenues or any portion thereof.

           3. PERFORMANCE OF OBLIGATIONS TO THIRD PARTIES. Multiband covenants and agrees (i) to keep, observe and perform all of the covenants and agreements on the part of Multiband to be kept, observed and performed in the Cable Agreements; and (ii) to cause to be timely satisfied any and all conditions precedent to the obligations of the other party or parties to each such document and instrument. If Multiband fails to keep, observe or perform any such covenant or agreement or to timely satisfy any such condition, then 21st shall have the right, in the exercise of its sole discretion, to do so on behalf of Multiband and/or to avail itself of any and all remedies afforded thereto under the Lease in consequence thereof. If 21st shall at any time exercise the rights granted to 21st by the preceding sentence, then 21st shall be entitled to recover from Multiband, immediately upon demand, any expenses incurred or amounts advanced by 21st in connection therewith, together with interest from the date each such advance was made or expense incurred at the highest lawful rate per annum permitted under the laws of the State of Florida. Should Multiband fail to repay 21st any such expenses or advances as herein provided, 21st may avail itself of any and all remedies afforded thereto under the Lease in consequence thereof.

           4. NONWAIVER. It is expressly understood and agreed that neither the existence of this Assignment nor the exercise by 21st of any privileges or rights granted hereunder shall be construed as a waiver by 21st, or its successors or assigns, of the right to enforce payment under the Lease in strict accordance with the terms and provisions of the Lease, for which this Assignment is given as additional security.

           5. BINDING EFFECT. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

           6. GOVERNING LAW. This Assignment shall be governed by the laws of the State of Minnesota.

           7. GENERAL. Paragraph headings and subheadings are for indexing purposes only and are not to be used to interpret, construe, apply, or enforce the provisions of this Assignment. Multiband and 21st intend the provisions of this Assignment, and the Lease, to be interpreted, construed, applied, and enforced so as to avoid inconsistencies or conflicting results. This Assignment may be amended only by written instrument, executed by Multiband and 21st with the same formalities as this Assignment. Multiband authorizes 21st to prepare and file financing statements with respect to this Agreement.

           IN WITNESS WHEREOF, Multiband has caused this Assignment to be executed and delivered as of the date first above written.


                                 MULTIBAND

                                 Multiband Corporation, a Minnesota corporation


                                 By:
                                     -------------------------------------------
                                           James L. Mandel
                                           CEO

                                   EXHIBIT "A"

                                CABLE AGREEMENTS

                                   EXHIBIT "B"

                                 THE PROPERTIES